Exhibit 99.1

Finjan Grants a Patent License Agreement to a European Cloud-based Network Security Company

EAST PALO ALTO, CA -- 06/30/16 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, today announced that on June 30, 2016, Finjan, Inc. ("Finjan"), a wholly-owned subsidiary of Finjan Holdings, Inc., entered into a Patent License Agreement (the "Agreement"), with a European-based firm who is a leading provider of cloud-based and on-premise security solutions. The terms of the Agreement are confidential.

“Finjan’s growing list of global licensees, all of whom are key players in the world of cybersecurity, demonstrates the high degree of relevance and sustainability of our patented technologies,” said Julie Mar-Spinola, Finjan’s Chief IP Officer and VP, Legal.  “We are pleased to have our patent portfolio recognized around the world."

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
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Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com